ePlus inc.	EXHIBIT 99.4

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations (the “financial review”) of ePlus is intended to help investors understand our company and our operations. The financial review is provided as a supplement to, and should be read in conjunction with, the Consolidated Financial Statements and the related notes included elsewhere in this report.

EXECUTIVE OVERVIEW

BUSINESS DESCRIPTION

We provide leading IT products and services, flexible leasing and financing solutions, and enterprise supply management to enable our customers to optimize their IT infrastructure and supply chain processes.

We design, implement, and provide IT solutions for customers. We focus primarily on specialized IT segments including data center infrastructure, networking, security, cloud, and collaboration. Our solutions incorporate hardware and software products from multiple leading IT vendors. As our customers’ IT requirements have grown increasingly complex, we have evolved our offerings by investing in our professional and managed services capabilities and by expanding our relationships with existing and emerging key vendors.

We are an authorized reseller of over 1,500 vendors, which have enabled us to provide our customers with new and evolving IT solutions. We possess top-level engineering certifications with a broad range of leading IT vendors that enable us to offer IT solutions that are optimized for each of our customers’ specific requirements. Our proprietary software solutions allow our customers to procure, control and automate their IT solutions environment.

BUSINESS TRENDS

We believe the following key business trends are impacting our business performance and our ability to achieve business results:

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General economic concerns including inflation, rising interest rates, staffing shortages, remote work trends, and global unrest may impact our customers’ willingness to spend on technology and services.

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A worldwide shortage of certain IT products is resulting from, among other things, shortages in semiconductors and other product components. Like others in the industry, we are experiencing ongoing supply constraints that have affected, and could continue to further affect, lead times for delivery of products, our having to carry more inventory for longer periods, the cost of products, vendor return and cancellation policies, and our ability to meet customer demands. We continue to work closely with our suppliers to further mitigate disruptions outside our control. Despite these actions, we believe extended lead times will likely persist for at least the next few quarters.

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We are experiencing increases in prices from our suppliers, as well as rising wages and interest rates. We generally have been able to pass price increases to our customers. Our labor costs related to services we perform will take longer to pass to customers that have service engagements where prices may be set. Our financing quotes are generally indexed to market changes to enable us to change rates from time of quote to funding. Financing transactions funded with our cash flows, not debt, are subject to interest rate risk. If the market interest rate exceeds our internal rate of return, we may not fund the transaction to obtain the proceeds and lock in our profit on the transaction. Accordingly, inflation could have a material impact on our sales, gross profit, or operating costs in the future.

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Customers’ top focus areas include security, cloud solutions, hybrid work environments (work from home, work from anywhere, and return to office), as well as digital transformation and modernization. We have developed advisory services, solutions, and professional and managed services to meet these priorities and help our customers attain and maintain their desired outcome.

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Modernizing legacy applications, data modernization, reducing operational complexity, securing workloads, the cost and performance of IT operations, and agility are changing the way companies are purchasing and consuming technology. These are fueling deployments of solutions on cloud, managed services and hybrid platforms and licensing models, which may include invoicing over the term of the agreement.

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Rapid cloud adoption has led to customer challenges around increasing costs, security concerns, and skillset gaps. These challenges are consistent across all industries and sizes. We have developed a Cloud Managed Services portfolio to address these needs, allowing our clients to focus on driving business outcomes via optimized and secure cloud platforms.

KEY BUSINESS METRICS

Our management monitors several financial and non-financial measures and ratios on a regular basis to track the progress of our business. We believe that the most important of these measures and ratios include net sales, gross margin, operating income margin, net earnings, and net earnings per common share, in each case based on information prepared in accordance with US GAAP, as well as the non-GAAP financial measures and ratios, including Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share. We use a variety of operating and other information to evaluate the operating performance of our business, develop financial forecasts, make strategic decisions, and prepare and approve annual budgets. We use Gross billings as an operational metric to assess the volume of transactions within our technology business segments- product, professional services, and managed services- as well as to understand changes in our accounts receivable. We believe Gross billings will aid investors in the same manner.

These key indicators include financial information that is prepared in accordance with US GAAP and presented in our consolidated financial statements, as well as non-GAAP and operational performance measurement tools. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are correspondingly not normally excluded or included in the most directly comparable measure calculated and presented in accordance with US GAAP. Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results reported under GAAP, as these measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Set forth in footnotes (1) and (2) of the tables that immediately follow this paragraph, we set forth our reasons for using and presenting Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share-diluted in the tables and discussion that follow.

The following table provides our key business metrics on a consolidated basis as well as our combined technology business segments and our financing segment (in thousands, except per share amounts):

	Year Ended March 31,
Consolidated	2023	2022	2021

Financial metrics
Net sales	$2,067,718	$1,821,019	$1,568,323

Gross profit	$517,524	$460,982	$393,554
Gross margin	25.0%	25.3%	25.1%
Operating income margin	8.0%	8.1%	6.8%

Net earnings	$119,356	$105,600	$74,397
Net earnings margin	5.8%	5.8%	4.7%
Net earnings per common share - diluted	$4.48	$3.93	$2.77

Non-GAAP financial metrics
Non-GAAP: Net earnings (1)	$133,931	$117,964	$85,567
Non-GAAP: Net earnings per common share - diluted (1)	$5.02	$4.39	$3.19

Adjusted EBITDA (2)	$190,592	$170,004	$128,245
Adjusted EBITDA margin	9.2%	9.3%	8.2%

Technology business segments

Financial metrics
Net sales
Product	$1,750,802	$1,492,411	$1,305,789
Professional services	151,785	146,747	125,106
Managed services	112,658	93,878	77,059
Total technology business segments	$2,015,245	$1,733,036	$1,507,954

Gross profit
Product	$380,741	$316,622	$269,162
Professional services	61,594	63,384	55,202
Managed services	32,155	28,147	21,871
Total technology business segments	$474,490	$408,153	$346,235

Gross margin
Product	21.7%	21.2%	20.6%
Professional services	40.6%	43.2%	44.1%
Managed services	28.5%	30.0%	28.4%
Total technology business segments	23.5%	23.6%	23.0%

Operating income	$140,110	$109,000	$75,665

Non-GAAP financial metric
Adjusted EBITDA (2)	$164,184	$131,353	$97,219

Operational metric
Gross billings (3)
Cloud	$892,308	$828,002	$723,971
Networking	927,319	709,687	590,690
Security	639,416	476,339	418,499
Collaboration	127,027	131,941	91,833
Other	282,748	240,586	236,707
Product gross billings	2,868,818	2,386,555	2,061,700
Service gross billings	277,070	239,194	210,136
Total gross billings	$3,145,888	$2,625,749	$2,271,836

Financing business segment

Financial metrics
Net sales	$52,473	$87,983	$60,369

Gross profit	$43,034	$52,829	$47,319

Operating income	$26,052	$38,316	$30,670

Non-GAAP financial metric
Adjusted EBITDA (2)	$26,408	$38,651	$31,026

(1)  Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted are based on net earnings calculated in accordance with US GAAP, adjusted to exclude other income (expense), share-based compensation, and acquisition and integration expenses, and the related tax effects.

We use Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that the exclusion of other income and acquisition-related amortization expense in calculating Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted provides management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted provide useful information to investors and others in understanding and evaluating our operating results. However, our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate similar Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The following table provides our calculation of Non-GAAP: Net earnings and Non-GAAP: Net earnings per common share – diluted (in thousands, except per share amounts):

	Year Ended March 31,
	2023	2022	2021
GAAP: Earnings before tax	$162,974	$146,884	$106,906
Share-based compensation	7,824	7,114	7,167
Acquisition and integration expense	-	-	271
Acquisition related amortization expense	9,411	10,072	9,116
Other (income) expense	3,188	432	(571)
Non-GAAP: Earnings before provision for income taxes	183,397	164,502	122,889

GAAP: Provision for income taxes	43,618	41,284	32,509
Share-based compensation	2,104	2,014	2,188
Acquisition and integration expense	-	-	78
Acquisition related amortization expense	2,527	2,803	2,730
Other (income) expense	950	120	(143)
Tax benefit (expense) on restricted stock	267	317	(40)
Non-GAAP: Provision for income taxes	49,466	46,538	37,322

Non-GAAP: Net earnings	$133,931	$117,964	$85,567

	Year Ended March 31,
	2023	2022	2021
GAAP: Net earnings per common share - diluted	$4.48	$3.93	$2.77

Share-based compensation	0.21	0.20	0.19
Acquisition and integration expense	-	-	0.01
Acquisition related amortization expense	0.26	0.26	0.24
Other (income) expense	0.08	0.01	(0.02)
Tax benefit (expense) on restricted stock	(0.01)	(0.01)	-
Total non-GAAP adjustments - net of tax	0.54	0.46	0.42

Non-GAAP: Net earnings per common share - diluted	$5.02	$4.39	$3.19

(2)   We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation. In the table below, we provide a reconciliation of Adjusted EBITDA to net earnings, which is the most directly comparable financial measure to this non-GAAP financial measure. Adjusted EBITDA margin is our calculation of Adjusted EBITDA divided by net sales.

We use Adjusted EBITDA as a supplemental measure of our performance to gain insight into our operating performance and performance trends. We believe that the exclusion of other income in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results. However, our use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The following table provides our calculations of Adjusted EBITDA (in thousands):

	Year Ended March 31,
Consolidated	2023	2022	2021
Net earnings	$119,356	$105,600	$74,397
Provision for income taxes	43,618	41,284	32,509
Share-based compensation	7,824	7,114	7,167
Interest and financing costs	2,897	928	521
Acquisition and integration expense	-	-	271
Depreciation and amortization	13,709	14,646	13,951
Other (income) expense, net	3,188	432	(571)
Adjusted EBITDA	$190,592	$170,004	$128,245

Technology business segments
Operating income	$140,110	$109,000	$75,665
Depreciation and amortization	13,598	14,535	13,839
Share-based compensation	7,579	6,890	6,923
Interest and financing costs	2,897	928	521
Acquisition and integration expense	-	-	271
Adjusted EBITDA	$164,184	$131,353	$97,219

Financing business segment
Operating income	$26,052	$38,316	$30,670
Depreciation and amortization	111	111	112
Share-based compensation	245	224	244
Adjusted EBITDA	$26,408	$38,651	$31,026

(3)  Gross billings are the total dollar value of customer purchases of goods and services including shipping charges during the period, net of customer returns and credit memos, sales, or other taxes. Gross billings includes the transaction values for certain sales transactions that are recognized on a net basis, and, therefore, includes amounts that will not be recognized as revenue.

FINANCIAL SUMMARY

Net sales: Net sales for the year ended March 31, 2023, increased 13.5% to $2,067.7 million, or an increase of $246.7 million compared to $1,821.0 million in the prior fiscal year. The increase in net sales was driven by higher revenues from our technology business segments- product, professional services, and managed services, offset by lower revenues from our financing business segment. The increase in sales from the technology business was due to increases in both product and services sales as a result of higher customer demand. The decline in revenues from our financing segment was due to lower proceeds from early lease buyouts and sales of leased equipment.

Gross billings from our technology business segments for the year ended March 31, 2023, increased by 19.8%, or $520.1 million, to $3,145.9 million compared to $2,625.7 million in the prior fiscal year. Gross billings increased year over year at a faster rate than net sales due to a shift in mix to a higher proportion of third-party maintenance, software assurance, subscriptions/SaaS licenses, and services which we recognize revenue on a net basis.

Gross profit: Consolidated gross profit for the year ended March 31, 2023, increased 12.3%, to $517.5 million, compared to $461.0 million in the prior fiscal year due to increased net sales volume. Overall, gross margins were consistent year over year as higher product margins were offset by lower service margins.

Operating expenses: Operating expenses for the year ended March 31, 2023, increased $37.7 million, or 12.0%, to $351.4 million, as compared to $313.7 million in the prior year. Our increase in operating expenses was primarily due to an increase of $23.5 million in salaries and benefits and an increase of $12.2 million in general and administrative expenses. Salaries and benefits increased due to an increase in the number of employees as well as higher variable compensation corresponding to the increase in gross profit. As of March 31, 2023, we had 1,754 employees, an increase of 11.2% from 1,577 as of March 31, 2022.

General and administrative expenses also increased due to the increase in employees, as we had higher software, subscription and maintenance fees and travel and entertainment costs. Travel and entertainment increased due to the return of in person business meetings and events. The other categories of expenses increased from the increase in personnel. We had higher professional service fees, which was partially due to post go-live support for a new software platform within our financing segment.

Provision for credit losses increased $0.8 million primarily due to higher exposure within our financing portfolio. Interest and financing costs increased $2.2 million due to higher outstanding borrowings. Offsetting these increases, was a decrease of $1.0 million in depreciation and amortization.

Operating income: As a result of the foregoing, operating income for the year ended March 31, 2023, increased $18.9 million, or 12.8%, to $166.2 million and operating margin decreased by 10 basis points to 8.0%, as compared to $147.3 million for the year ended March 31, 2022. The increase in operating income was due to increases from our technology business segments, which was offset by lower operating income from our financing business segment.

Provision for income taxes: Our effective income tax rate for the year ended March 31, 2023, was 26.8% compared to 28.1% in the prior year. The decrease in our effective income tax rate year over year is primarily due to lower than forecasted non-deductible expenses, increased benefits from foreign sales along with favorable state return to provision adjustments.

Net earnings: Consolidated net earnings for the year ended March 31, 2023, increased 13.0% to $119.4 million, as compared to $105.6 million for the year ended March 31, 2022, due to an increase in gross profit, offset by an increase in operating expenses and foreign exchange losses.

Adjusted EBITDA for the year ended March 31, 2023, was $190.6 million, an increase of $20.6 million, or 12.1%, compared to the prior year. Adjusted EBITDA margin for the year ended March 31, 2023, decreased 10 basis points to 9.2%, as compared to the prior year period of 9.3%. The increase in Adjusted EBITDA was due to increases from our technology business segments, which was offset by lower Adjusted EBITDA from our financing business segment.

Net earnings per common share diluted for the year ended March 31, 2023, increased $0.55, or 14.0%, to $4.48 per share, as compared to $3.93 per share in the prior year. Non-GAAP: Net earnings per common share diluted for the year ended March 31, 2023, increased $0.63, or 14.4%, to $5.02 per share, as compared to $4.39 per share in the prior year.

SEGMENT OVERVIEW

Our operations are conducted through our technology business comprised of three segments- product, professional services, and managed services- and our financing business segment. We measure the performance of the segments within our technology business based on gross profit, while we measure our financing business segment based on operating income.

Technology business segments

Our technology business includes three segments: product, professional services and managed services as further discussed below.

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Product segment: Our product segment consists of the sale of third-party hardware, third-party perpetual and subscription software, and third-party maintenance, software assurance, and other third-party services. The product segment also includes internet-based business-to-business supply chain management solutions for IT products.

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Professional services segment: Our professional services segment includes our advanced professional services to our customers that are performed under time and materials, fixed fee, or milestone contracts. Professional services include cloud consulting, staff augmentation services, and project management services.

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Managed services segment: Our managed services segment includes our advanced managed services that include managing various aspects of our customers’ environments and are billed in regular intervals over a contract term, usually between three to five years. Managed services also include security solutions, storage-as-a-service, cloud hosted services, cloud managed services, and service desk.

Our technology business segments sell primarily to corporations, state and local governments, and higher education institutions. Customers of our technology business may have a customer master agreement (“CMA”) with our company, which stipulates the terms and conditions of the commercial relationship. Some CMAs contain pricing arrangements, and most contain mutual voluntary termination clauses. Our other customers place orders using purchase orders without a CMA in place or with other documentation customary for the business. Often, our work with state and local governments is based on public bids and our written bid responses. Our service engagements are generally governed by statements of work and are primarily fixed price (with allowance for changes); however, some service agreements are based on time and materials.

We endeavor to minimize the cost of sales in our product segment through incentive programs provided by vendors and distributors. The programs we qualify for are generally set by our reseller authorization level with the vendor. The authorization level we achieve and maintain governs the types of products we can resell as well as such items as variable discounts applied against the list price, funds provided for the marketing of these products and other special promotions. These authorization levels are achieved by us through purchase volume, certifications held by sales executives or engineers and/or contractual commitments by us. The authorization levels are costly to maintain, and these programs continually change; therefore, there is no guarantee of future reductions of costs provided by these vendor consideration programs.

Financing business segment

Our financing business segment offers financing solutions to corporations, government contractors, state and local governments, and educational institutions in the US, which accounts for most of our transactions, and to corporations in select international markets including Canada, the UK, and the EU. The financing business segment derives revenue from leasing IT, medical equipment and other equipment, and the disposition of that equipment at the end of the lease. The financing segment also derives revenues from the financing of third-party software licenses, software assurance, maintenance, and other services.

Financing revenue generally falls into the following three categories:

•	Portfolio income: Interest income from financing receivables and rents due under operating leases.

•	Transactional gains: Net gains or losses on the sale of financial assets.

•	Post-contract earnings: Month-to-month rents; early termination, prepayment, make-whole or buyout fees; and the sale of off-lease (used) equipment.

During the fiscal year 2023, we implemented a new cloud-based lease accounting application to provide us with a platform for scalable growth, eliminate inefficient processes, and allow us to retire several legacy applications.

Fluctuations in operating results

Our operating results may fluctuate due to customer demand for our products and services, supplier costs, product availability, changes in vendor incentive programs, interest rate fluctuations, currency fluctuations, the timing of sales of financial assets, general economic conditions, and differences between estimated residual values and actual amounts realized for leased equipment. We expect to continue to expand by hiring additional staff for specific targeted market areas and roles whenever we can find both experienced personnel and desirable geographic areas over the longer term, which may impact our operating results.

SEGMENT RESULTS OF OPERATIONS

The Year Ended March 31, 2023, Compared to the Year Ended March 31, 2022

TECHNOLOGY BUSINESS SEGMENTS

The results of operations for our technology business segments for the years ended March 31, 2023, and 2022 were as follows (in thousands):

	Year ended March 31,
	2023	2022	Change	Percent Change
Financial metrics
Net sales
Product	$1,750,802	$1,492,411	$258,391	17.3%
Professional services	151,785	146,747	5,038	3.4%
Managed services	112,658	93,878	18,780	20.0%
Total	2,015,245	1,733,036	282,209	16.3%

Gross Profit
Product	380,741	316,622	64,119	20.3%
Professional services	61,594	63,384	(1,790)	(2.8%)
Managed services	32,155	28,147	4,008	14.2%
Total	474,490	408,153	66,337	16.3%

Selling, general, and administrative	317,885	283,690	34,195	12.1%
Depreciation and amortization	13,598	14,535	(937)	(6.4%)
Interest and financing costs	2,897	928	1,969	212.2%
Operating expenses	334,380	299,153	35,227	11.8%

Operating income	$140,110	$109,000	$31,110	28.5%

Key metrics & other information
Gross billings	$3,145,888	$2,625,749	$520,139	19.8%
Adjusted EBITDA	$164,184	$131,353	$32,831	25.0%
Product margin	21.7%	21.2%
Professional services margin	40.6%	43.2%
Managed services margin	28.5%	30.0%

Net sales by customer end market:
Telecom, media & entertainment	$532,921	$502,408	$30,513	6.1%
Technology	393,594	250,485	143,109	57.1%
SLED	290,624	241,769	48,855	20.2%
Healthcare	274,936	270,481	4,455	1.6%
Financial services	156,257	155,160	1,097	0.7%
All others	366,913	312,733	54,180	17.3%
Total	$2,015,245	$1,733,036	$282,209	16.3%

Net sales by type:
Networking	803,678	611,488	$192,190	31.4%
Cloud	587,097	581,113	5,984	1.0%
Security	214,459	158,927	55,532	34.9%
Collaboration	57,472	57,244	228	0.4%
Other	88,096	83,639	4,457	5.3%
Total products	1,750,802	1,492,411	258,391	17.3%
Professional services	151,785	146,747	5,038	3.4%
Managed services	112,658	93,878	18,780	20.0%
Total	$2,015,245	$1,733,036	$282,209	16.3%

Net sales: Net sales of the combined technology business segments for the year ended March 31, 2023, increased due to an increase in customer demand, primarily from customers in technology and SLED industries, due to customer specific IT related initiatives. Net sales by customer end market have remained consistent within our technology business segments compared to the year ended March 31, 2022, as over 80% of our sales are from customers within the five end markets specified in the table above. Also contributing to the increase in net sales were increases in the cost of equipment we incurred from our suppliers due, in part, to inflation, which we typically pass on to our customers.

Product segment sales for the year ended March 31, 2023, increased compared to the year ended March 31, 2022, led by an increase in networking product sales due to our ability to leverage improvements in the global supply chain and an increase in security product sales as our customers’ focus on improving their security posture in their environments.

Professional services segment sales for the year ended March 31, 2023, increased compared to the year ended March 31, 2022, due an increase in project sales of $6.0 million offset by a decrease in staff augmentation sales of $1.0 million. Our project sales increased due to improvements in the supply chain and increased demand for workforce transformation projects that require specialized knowledge and expertise. Our staffing sales decreased due to softer demand resulting from customers reducing headcount.

Managed services segment sales for the year ended March 31, 2023, increased compared to the year ended March 31, 2022, primarily due to the ongoing expansion of service offerings resulting in growth in Enhanced Maintenance Support (EMS) revenue and managed security services revenue.

Gross billings to our customers from our combined technology business segments increased for the year ended March 31, 2023, compared to the year ended March 31, 2022, primarily due to organic customer demand, rather than acquisition or loss of a specific customer or set of customers.

Gross profit: Gross profit of our combined technology business segments increased for the year ended March 31, 2023, compared to the year ended March 31, 2022, consistent with the increase in net sales. Gross margins were consistent year over year as higher product margins were offset by lower service margins.

The increase in gross profit from our product segment for the year ended March 31, 2023 was due to the increase in sales combined with higher margins. Product segment margin increased by 50 basis points to 21.7% for the year ended March 31, 2023, compared to the year ended March 31, 2022, due to a shift in product mix to a greater proportion of sales of third-party maintenance, software assurance, subscription/SaaS licenses, and services, which are presented on a net basis. Also contributing to the increase in gross margin on product sales was higher vendor incentives which as a percentage of net sales for the year ended March 31, 2023, increased by 10 basis points.

The decrease in professional services gross profit for the year ended March 31, 2023, was due to higher costs incurred to provide our services. More specifically, professional services segment margins decreased 260 basis points for the year ended March 31, 2023, compared to the year ended March 31, 2022, due to higher third-party costs, as well as a few larger competitively priced contracts with existing customers.

Gross profit from managed services increased for the year ended March 31, 2023, due to the increase sales. Managed services segment margins decreased 140 basis points for the year ended March 31, 2023, compared to the year ended March 31, 2022, due, in part, to higher costs incurred for newer service offerings, notably the SOC offering, in this segment.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for our combined technology business segments for the year ended March 31, 2023, increased mainly due to an increase in salaries and benefits.

Salaries and benefits, including variable compensation, increased $24.1 million or 9.8% to $270.0 million, compared to $245.9 million during the prior year, due to an increase in the number of employees and higher variable compensation as a result of the corresponding increase in gross profit. Our technology business segments had 1,718 employees as of March 31, 2023, an increase of 175 from 1,543 as of March 31, 2022, driven by increased demand for our services and the acquisition of Future Com, Ltd. We added 139 additional customer-facing employees, of which 84 were professional services and technical support personnel.

General and administrative expenses increased $10.2 million, or 27.0%, to $47.8 million, as compared to $37.6 million in the prior year. General and administrative expenses increased in travel and entertainment, advertising and marketing fees, professional service fees, software license and maintenance fees, and warehouse and logistics costs.
Travel and entertainment increased due to the return of in-person business meetings and events. Warehouse and logistics costs increased due to the increase in inventory. The other categories of expenses increased primarily from increases in personnel.

Depreciation and amortization expense: Depreciation and amortization expense for our combined technology business segments for the year ended March 31, 2023, decreased as higher amortization expense from our acquisition of Future Com, Ltd was offset by lower amortization from previous acquisitions.

Interest and financing costs: Interest and financing costs of our combined technology business segments for the year ended March 31, 2023, increased due to higher average borrowings outstanding and higher interest rates during the year under our WFCDF Credit Facility, offset by paydowns on an installment payment arrangement. Our average month-end borrowing balance on the accounts receivable component of our WFCDF Credit Facility was $47.0 million over the year ended March 31, 2023, compared to $19.0 million over the prior year. Our weighted average interest rate on the accounts receivable component of our WFCDF Credit Facility was 5.35% during our year ended March 31, 2023, compared to 2.00% over the prior year.

FINANCING BUSINESS SEGMENT

The results of operations for our financing business segment for the years ended March 31, 2023, and 2022 were as follows (in thousands):

	Year Ended March 31,			Percent
	2023	2022	Change	Change
Financial metrics
Portfolio earnings	$11,356	$17,764	$(6,408)	(36.1%)
Transactional gains	16,125	18,181	(2,056)	(11.3%)
Post-contract earnings	23,581	50,495	(26,914)	(53.3%)
Other	1,411	1,543	(132)	(8.6%)
Net sales	$52,473	$87,983	$(35,510)	(40.4%)
Cost of sales	9,439	35,154	(25,715)	(73.1%)
Gross profit	43,034	52,829	(9,795)	(18.5%)

Selling, general, and administrative	15,635	13,427	2,208	16.4%
Depreciation and amortization	111	111	-	0.0%
Interest and financing costs	1,236	975	261	26.8%
Operating expenses	16,982	14,513	2,469	17.0%

Operating income	$26,052	$38,316	$(12,264)	(32.0%)

Key metrics & other information
Adjusted EBITDA	$26,408	$38,651	$(12,243)	(31.7%)

Net sales: Net sales for the year ended March 31, 2023, decreased due to lower post-contract and portfolio earnings. Post-contract revenue decreased due to lower proceeds from early lease buyouts and sales of equipment, as we had a few large, customer-driven transactions in the prior year. Portfolio revenue decreased mostly due to decreases in operating lease revenue as a portion of the early lease buyouts in fiscal year 2022 were from customers with operating lease contracts. Transactional gains decreased compared to the prior year due to a decline in the volume of financial assets sold during the year. Total proceeds from sales of financing receivables were $706.0 million and $855.1 million for the years ended March 31, 2023, and 2022, respectively.

Cost of sales: Cost of sales for the year ended March 31, 2023, decreased due to a decrease in the cost of equipment from early lease buyouts, and sales of off-lease equipment of $20.1 million and a decrease in operating lease depreciation of $5.6 million.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for the year ended March 31, 2023, increased due to the deployment of hosted lease accounting software in August 2022, as we incurred higher professional fees following the implementation of this software platform, as well as higher software license and maintenance costs including amortization of the costs to implement the hosted software. In addition, we incurred additional provision for credit losses as a result of changes in our net credit exposure. These increases are offset by a slight decrease in salaries and benefits, mainly driven by a decrease in variable compensation due to the decline in gross profit.

Our financing business segment employed 36 people as of March 31, 2023, compared to 34 people as of March 31, 2022. Certain support functions for the financing business segment are shared resources with the technology business segments.

Interest and financing costs: Interest and financing costs for the year ended March 31, 2023, increased due to higher borrowings during the year as well as higher interest rates. As of March 31, 2023, our non-recourse notes payable increased to $34.3 million from $21.2 million in the prior year. Our weighted average interest rate for non-recourse notes payable was 5.01% and 3.59% as of March 31, 2023, and 2022, respectively.

CONSOLIDATED

Other income (expense), net: Other income (expense), net, for the year ended March 31, 2023, was a net expense of $3.2 million, compared to a net expense of $0.4 million in the prior year. We incurred foreign currency transaction losses of $5.4 million during fiscal year 2023, up from $0.5 million last year. Offsetting this, was a $1.9 million gain recognized in fiscal year 2023 related to our receipt of funds resulting from our claim in a class action lawsuit.

Income taxes: Our effective income tax rates for the years ended March 31, 2023, and 2022 were 26.8% and 28.1%, respectively. Our effective tax rate was lower for the year ended March 31, 2023, as compared to the prior year, primarily due to lower than forecasted non-deductible expenses, increased benefits from foreign sales along with favorable state return to provision adjustments.

Net earnings: Net earnings for the year ended March 31, 2023, were $119.4 million, an increase of 13.0% or $13.8 million, as compared to $105.6 million in the prior year. The net earnings increase was due primarily to the increase in operating profits from our technology business segments.

Basic and fully diluted earnings per common share for the year ended March 31, 2023, were $4.49 and $4.48, respectively, an increase of 13.3% and 13.9% over the prior year. Basic and fully diluted earnings per common share were $3.96 and $3.93, respectively, for the year ended March 31, 2022.

Weighted average common shares outstanding used in the calculation of basic and diluted earnings per common share were 26.6 million and 26.7 million, respectively, for the year ended March 31, 2023. Weighted average common shares outstanding used in the calculation of basic and diluted earnings per common share were 26.6 million and 26.9 million, respectively, for the year ended and March 31, 2022.

The Year Ended March 31, 2022, Compared to the Year Ended March 31, 2021

TECHNOLOGY BUSINESS SEGMENTS

The results of operations for our technology business segments for the years ended March 31, 2022, and 2021 were as follows (in thousands):

	Year ended March 31,
	2022	2021	Change	Percent Change
Financial metrics
Net sales
Product	$1,492,411	$1,305,789	$186,622	14.3%
Professional services	146,747	125,106	21,641	17.3%
Managed services	93,878	77,059	16,819	21.8%
Total	1,733,036	1,507,954	225,082	14.9%

Gross Profit
Product	316,622	269,162	47,460	17.6%
Professional services	63,384	55,202	8,182	14.8%
Managed services	28,147	21,871	6,276	28.7%
Total	408,153	346,235	61,918	17.9%

Selling, general, and administrative	283,690	256,210	27,480	10.7%
Depreciation and amortization	14,535	13,839	696	5.0%
Interest and financing costs	928	521	407	78.1%
Operating expenses	299,153	270,570	28,583	10.6%

Operating income	$109,000	$75,665	$33,335	44.1%

Key metrics & other information
Gross billings	$2,625,749	$2,271,836	$353,913	15.6%
Adjusted EBITDA	$131,353	$97,219	$34,134	35.1%
Product margin	21.2%	20.6%
Professional services margin	43.2%	44.1%
Managed services margin	30.0%	28.4%

Net sales by customer end market:
Telecom, media & entertainment	$502,408	$371,913	$130,495	35.1%
Technology	250,485	251,683	(1,198)	(0.5%)
SLED	241,769	245,919	(4,150)	(1.7%)
Healthcare	270,481	200,067	70,414	35.2%
Financial services	155,160	198,761	(43,601)	(21.9%)
All others	312,733	239,611	73,122	30.5%
Total	$1,733,036	$1,507,954	$225,082	14.9%

Net sales by type:
Networking	611,488	510,205	$101,283	19.9%
Cloud	581,113	516,930	64,183	12.4%
Security	158,927	155,186	3,741	2.4%
Collaboration	57,244	47,504	9,740	20.5%
Other	83,639	75,964	7,675	10.1%
Total products	1,492,411	1,305,789	186,622	14.3%
Professional services	146,747	125,106	21,641	17.3%
Managed services	93,878	77,059	16,819	21.8%
Total	$1,733,036	$1,507,954	$225,082	14.9%

Net sales: Net sales of the combined technology business segments for the year ended March 31, 2022, increased due to an increase in customer demand, primarily from customers in telecom, media and entertainment and healthcare industries, partially offset by a decrease in net sales to customers in the financial services sector. Net sales by customer end market remained consistent with the prior year, with over 80% of our sales being generated from customers within the five end markets specified in the table above. Also contributing to the increase in net sales were increases in the cost of equipment we incurred from our suppliers due, in part, to inflation, which we typically pass on to our customers.

The increase in product segment sales were driven by growth in networking, cloud, collaboration, and other, which includes peripherals and artificial intelligence. Management, based on its industry knowledge, generally attributed these increases to hybrid work models having become the prominent operating model for most of our customers. Also contributing to the increase in sales was the timing of purchases by our existing customers, which are determined by their buying cycle and the timing of their specific IT related initiatives throughout the year.

Professional services segment sales for the year ended March 31, 2022, increased compared to the year ended March 31, 2021, primarily due to increases in project sales of $12.7 million and staffing sales of $8.9 million. Our project sales increased in part due to an opening up of workplaces that enabled us to complete on-site projects. Our staffing sales increased due higher demand driven by a shortages of IT professionals as well as customer optimization of their IT spend through utilization of outsourced services to manage day-to-day IT operations. Also contributing to the increase in sales was our acquisition of Systems Management Planning, Inc. “SMP” on December 31, 2020.

Managed services segment sales for the year ended March 31, 2022, increased compared to the year ended March 31, 2021, primarily due to growth in Enhanced Maintenance Support (EMS) revenue, due to increased customer demand as well as expansion of these services to other vendor partners, and service desk revenue. Our growth is reflective of our expanded capabilities encompassing critical IT functions that are often too complex and costly to manage internally. Also contributing to the increase in sales was our acquisition of SMP.

Gross billings to our customers from our combined technology business segments increased for the year ended March 31, 2022, compared to the year ended March 31, 2021, due to organic customer demand as well as our acquisition of SMP, rather than the acquisition or loss of a specific customer or set of customers.

Gross profit: Gross profit increased for the year ended March 31, 2022, compared to the year ended March 31, 2021, due to the increase in customer demand as well as higher margins. Gross margin in the technology business increased 60 basis points to 23.6%.

Gross profit from our product segment for the year ended March 31, 2022, increased due to the increase in sales as well as higher margins.  Product segment margin increased by 60 basis points for the year ended March 31, 2022, compared to the year ended March 31, 2021, due to a shift in product mix to a greater proportion of sales of third-party maintenance, software assurance, subscription/SaaS licenses, and services. Also contributing to the increase in product margins was higher vendor incentives earned, which increased $9.0 million in fiscal year 2022.

Gross profit from our professional services segment for the year ended March 31, 2022, increased primarily due to the increase in sales, offset by an increase in costs.  Professional services segment margins decreased 90 basis points for the year ended March 31, 2022, compared to the year ended March 31, 2021, due to higher third-party costs for staff augmentation arrangements.

Managed services gross profit for the year ended March 31, 2022, increased due to the increase in sales combined with improved margins. Managed services segment margins increased 160 basis points for the year ended March 31, 2022, compared to the year ended March 31, 2021, due to ongoing growth and scale in these service offerings.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for our combined technology business segments increased for the 2022 fiscal year mainly due to an increase in salaries and benefits.

Salaries and benefits, including variable compensation, increased $24.1 million or 10.9% to $245.9 million, compared to $221.8 million during the prior year, due to $14.2 million of additional variable compensation resulting from the increase in gross profit and $9.9 million due to higher salary and benefits expense. Our technology business had 1,543 employees as of March 31, 2022, which is an increase of 17, or 1.1%, from 1,526 on March 31, 2021.

General and administrative expenses increased $3.8 million, or 11.2%, to $37.6 million during the year ended March 31, 2022, compared to $33.9 million the prior year. Contributing to the year over year increase in general and administrative expenses were increases in travel and entertainment, and software, subscription, and maintenance expenses of $2.5 million.

Depreciation and amortization expense: Depreciation and amortization expense for our combined technology business segments increased for the year ended March 31, 2022, due to an increase in amortization of customer relationships as a result of the SMP acquisition on December 31, 2020.

Interest and financing costs: Interest and financing costs of our combined technology business segments increased for the year ended March 31, 2022, due to higher borrowings outstanding during the year under our WFCDF Credit Facility.

FINANCING BUSINESS SEGMENT

The results of operations for our financing business segment for the years ended March 31, 2022, and 2021 were as follows (in thousands):

	Year Ended March 31,			Percent
	2022	2021	Change	Change
Financial Metrics
Portfolio earnings	$17,764	$16,486	$1,278	7.8%
Transactional gains	18,181	14,506	3,675	25.3%
Post-contract earnings	50,495	23,771	26,724	112.4%
Other	1,543	5,606	(4,063)	(72.5%)
Net sales	$87,983	$60,369	$27,614	45.7%
Cost of sales	35,154	13,050	22,104	169.4%
Gross profit	52,829	47,319	5,510	11.6%

Selling, general, and administrative	13,427	15,053	(1,626)	(10.8%)
Depreciation and amortization	111	112	(1)	(0.9%)
Interest and financing costs	975	1,484	(509)	(34.3%)
Operating expenses	14,513	16,649	(2,136)	(12.8%)

Operating income	$38,316	$30,670	$7,646	24.9%

Key Metrics & Other Information
Adjusted EBITDA	$38,651	$31,026	$7,625	24.6%

Net sales: For the year ended March 31, 2022, net sales increased due to higher post contract earnings and transactional gains, offset slightly by a decrease in other financing revenues. Post-contract revenue increased due to an increase of $22.8 million from proceeds from early lease buyouts and sales of off-lease equipment, as we had a few large customer driven transactions in fiscal year 2022. Portfolio revenue increased due to increases in operating lease income offset by decreased sales-type lease earnings over the prior fiscal year. Other financing revenues decreased due to lower profit recognized from signing new lease extensions with customers where the prior lease was classified as an operating lease and the new modified lease was determined to be a sales-type lease. Transactional gains increased due to higher volume of financing receivables sold. Total proceeds from sales of financing receivables were $855.1 million and $364.0 million for the years ended March 31, 2022, and 2021, respectively.

Cost of sales: Cost of sales for the year ended March 31, 2022, increased due to an increase of $18.2 million in the cost of equipment from early lease buyouts and off-lease equipment and an increase in operating lease depreciation of $3.7 million.

Selling, general, and administrative expenses: Selling, general, and administrative expenses decreased in the 2022 fiscal year due to a reduction in our allowance for credit losses by $1.2 million, and salaries and benefits of $0.6 million. Our financing business segment employed 34 people as of March 31, 2022, and 2021. Certain support functions for the financing business segment are shared resources with the technology business segments.

Interest and financing costs: Interest and financing costs decreased due to lower borrowings during the year. Our total notes payable for the financing business segment decreased as of March 31, 2022, to $21.2 million from $56.1 million for the prior year. Our weighted average interest rate for our non-recourse notes payable was 3.59% as of March 31, 2022, compared to 3.35% for March 31, 2021.

CONSOLIDATED

Other income (expense), net: Other income (expense), net during the year ended March 31, 2022, netted to an expense of $0.4 million and included foreign exchange rate loss of $0.5 million. Other income (expense), net during the year ended March 31, 2021, was income of $0.6 million and included foreign exchange rate gain of $0.5 million and interest income of $0.1 million.

Income taxes: Our effective income tax rates for the years ended March 31, 2022, and 2021 were 28.1% and 30.4%, respectively. The decrease in our effective income tax rate year over year is primarily due to prior year unfavorable adjustments to the federal benefit from state taxes and non-deductible executive compensation.

Net earnings: Net earnings were $105.6 million for the year ended March 31, 2022, an increase of 41.9% or $31.2 million as compared to $74.4 million in the prior fiscal year. The net earnings increase was due primarily to the increase in operating profits from our technology business segments, and a lower income tax rate in the current year compared to the year ended March 31, 2021.

Basic and fully diluted earnings per common share for the year ended March 31, 2022, were $3.96 and $3.93, respectively, and both increased 41.9% over the prior year. Basic and fully diluted earnings per common share were $2.79 and $2.77, respectively, for the year ended March 31, 2021.

Weighted average common shares outstanding used in the calculation of basic and diluted earnings per common share were 26.6 million and 26.9 million, respectively, for year ended March 31, 2022. Weighted average common shares outstanding used in the calculation of basic and diluted earnings per common share were 26.7 million and 26.8 million, respectively, for the year ended March 31, 2021.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY OVERVIEW

We finance our operations through funds generated from operations and through borrowings. We use those funds to meet our capital requirements, which have historically consisted primarily of working capital for operational needs, capital expenditures, purchases of equipment for lease, payments of principal and interest on indebtedness outstanding, acquisitions and the repurchase of shares of our common stock.

Our borrowings in our technology business segments are through our WFCDF Credit Facility. Our borrowings in our financing business segment are primarily through secured borrowings that involve transferring all or part of the contractual payments due to us to third-party financing institutions.

We believe that cash on hand and funds generated from operations, together with available credit under our credit facility, will be enough to finance our working capital, capital expenditures, and other requirements for at least the next year.

Our ability to continue to expand, both organically and through acquisitions, is dependent upon our ability to generate enough cash flow from operations or from borrowing or other sources of financing as may be required. While at this time we do not anticipate requiring any additional sources of financing to fund operations, if demand for IT products declines, or if our supply of products is delayed or interrupted, our cash flows from operations may be substantially affected.

CASH FLOWS

The following table summarizes our sources and uses of cash for the years ended March 31, 2023, and 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Net cash used in operating activities	$(15,425)	$(20,571)
Net cash used in investing activities	(18,926)	(1,259)
Net cash provided by (used in) financing activities	(20,950)	47,176
Effect of exchange rate changes on cash	3,016	470
Net increase in cash and cash equivalents	$(52,285)	$25,816

Cash flows from operating activities

We used $15.4 million in operating activities during the year ended March 31, 2023, compared to using $20.6 million during the year ended March 31, 2022. The following table provides a breakdown of operating cash flows by business for the years ended March 31, 2023, and 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Technology business segments	$17,157	$(20,243)
Financing segment	(32,582)	(328)
Net cash used in operating activities	$(15,425)	$(20,571)

Technology business: During the year ended March 31, 2023, our combined technology business segments provided $17.2 million from operating activities primarily due to net earnings and an increase in payables, partially offset by increases in accounts receivables and inventories.

During the year ended March 31, 2022, our combined technology business segments used $20.2 million from operating activities primarily due to increases in working capital, inventories, and accounts receivable, offset by net earnings.

To manage our working capital, we monitor our cash conversion cycle for our technology business segments, which is defined as days sales outstanding (“DSO”) in accounts receivable plus days of supply in inventory (“DIO”) minus days of purchases outstanding in accounts payable (“DPO”).

The following table presents the components of the cash conversion cycle for our technology business segments:

	As of March 31,
	2023	2022
(DSO) Days sales outstanding (1)	74	71
(DIO) Days inventory outstanding (2)	38	25
(DPO) Days payable outstanding (3)	(53)	(46)
Cash conversion cycle	59	50

(1)
Represents the rolling three-month average of the balance of trade accounts receivable-trade, net for our technology business segments at the end of the period divided by Gross billings for the same three-month period.

(2)
Represents the rolling three-month average of the balance of inventory, net for our technology business segments at the end of the period divided by the direct cost of products and services billed to our customers for the same three-month period.

(3)
Represents the rolling three-month average of the combined balance of accounts payable-trade and accounts payable-floor plan for our technology business segments at the end of the period divided by the direct cost of products and services billed to our customers for the same three-month period.

Our standard payment term for customers is between 30-60 days; however, certain customers or orders may be approved for extended payment terms. Our DSOs for the quarters ended March 31, 2023, and 2022 were greater than our standard payment terms primarily due to a significant proportion of sales in those quarters to customers with payment terms greater than or equal to net 60 days. Invoices processed through our credit facility, or the A/P-floor plan balance, are typically paid within 45-60 days from the invoice date, while A/P trade invoices are typically paid within 30 days from the invoice date.

Our cash conversion cycle increased to 59 days for March 31, 2023, compared to 50 days for March 31, 2022, as DIO increased by 13 days, DPO increased by 7 days, and DSO increased by 3 days from March 31, 2022, to March 2023.

Inventory, which represents equipment ordered by customers but not yet delivered, increased 56.9% to $243.3 million as of March 31, 2023, up from $155.1 million as of March 31, 2022, partially due to ongoing projects with customers. Accounts receivable—trade, net increased by 17.1% to $504.1 million as of March 31, 2023, up from $430.4 million as of March 31, 2022, primarily due to a 17.6% increase in Gross billings to $733.1 million in the fourth quarter as compared to $623.6 million in the prior fiscal year. The increase in days payable outstanding is driven by our growth in sales volume.

Financing business segment: During the year ended March 31, 2023, our financing business segment used $32.6 million in operating activities, primarily due to changes in financing receivables and deferred costs, partially offset by net earnings.

During the year ended March 31, 2022, our financing business segment used $0.3 million from operating activities, primarily due to the issuance of new financing receivables.

Cash flows related to investing activities

During the year ended March 31, 2023, we used $18.9 million in investing activities, consisting of $9.4 million for purchases of property, equipment, and operating lease equipment and $13.3 million to acquire Future Com, Ltd., partially offset by $3.7 million of proceeds from the sale of operating lease equipment.

During the year ended March 31, 2022, we used $1.3 million from investing activities, consisting of $23.2 million for purchases of property, equipment, and operating lease equipment, partially offset by $21.9 million of proceeds from the sale of property, equipment, and operating lease equipment.

Cash flows from financing activities

During the year ended March 31, 2023, we used $21.0 million in financing activities. We had net repayments of notes payable and borrowings on our credit facility in our technology business segments of $7.1 million, offset by net borrowings of non-recourse and recourse notes payable of $4.1 million by our financing business segment. Additionally, we had cash inflows of $10.7 million from net borrowings on the floor plan facility and cash outflows of $7.2 million from the repurchase of common stock.

During the year ended March 31, 2022, financing activities provided $47.2 million. We had net repayments of notes payable in our technology business segments of $6.7 million, offset by net borrowings of non-recourse and recourse notes payable of $20.8 million by our financing business segment. Additionally, we had cash inflows of $46.7 million from net borrowings on the floor plan facility and cash outflows of $13.6 million from the repurchase of common stock.

Our borrowing of non-recourse and recourse notes payable primarily arises from our financing business segment when we transfer contractual payments due to us under financing agreements to third-party financial institutions. When the transfers do not meet the requirements for a sale, the proceeds paid to us represent borrowings of non-recourse and recourse notes payable.

Non-Cash Activities

We transfer contractual payments due to us under lease and financing agreements to third-party financial institutions. In certain assignment agreements, we may direct the third-party financial institution to pay some of the proceeds from the assignment directly to the vendor or vendors that have supplied the assets being leased or financed. In these situations, the portion of the proceeds paid directly to our vendors are non-cash transactions.

SECURED BORROWINGS

We may finance all or most of the cost of the assets that we finance for customers by transferring all or part of the contractual payments due to us to third-party financial institutions. When we account for the transfer as a secured borrowing, we recognize the proceeds as either recourse or non-recourse notes payable. Our customers are responsible for repaying the debt from a secured borrowing. The lender typically secures a lien on the financed assets at the time the financial assets are transferred and releases it upon collecting all the transferred payments. We are not liable for the repayment of non-recourse loans unless we breach our representations and warranties in the loan agreements. The lender assumes the credit risk and its only recourse, upon default by the customer, is against the customer and the specific equipment under lease. While we expect that the credit quality of our financing arrangements and our residual return history will continue to allow us to obtain such financing, such financing may not be available on acceptable terms, or at all. Interest rates have been rising and may continue to rise. To preserve our expected internal rate of return, we generally quote rates that are indexed. Some of our lenders will not commit to rates for a length of time, resulting in exposure to us if the rates rise and we cannot pass such exposure to the customer.

CREDIT FACILITY

We finance the operations of our subsidiaries ePlus Technology, inc., ePlus Technology Services, inc. and SLAIT Consulting, LLC (collectively, the “Borrowers”) in our technology business segments through a credit facility with WFCDF. The WFCDF Credit Facility has a floor plan facility and a revolving credit facility.

Please refer to Note 9, “Notes Payable and Credit Facility” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information concerning our WFCDF Credit Facility.

The loss of the WFCDF Credit Facility could have a material adverse effect on our future results as we currently rely on this facility and its components for daily working capital and liquidity for our technology business segments and as an operational function of our accounts payable process.

Floor plan facility

We finance most purchases of products for sale to our customers through the floor plan facility. Once our customers place a purchase order with us and we have approved their credit, we place an order for the desired products with one of our vendors. Our vendors are generally paid by the floor plan facility and our liability is reflected in “accounts payable—floor plan” in our consolidated balance sheets.

Most customer payments to us are remitted to our lockbox accounts. Once payments are cleared, the monies in the lockbox accounts are automatically and daily transferred to our operating account. We pay down the floor plan facility on three specified dates each month, generally 30-60 days from the invoice date. Our borrowings and repayments under the floor plan component are included in “net borrowings (repayments) on floor plan facility” within cash flows from the financing activities in our consolidated statements of cash flows.

As of March 31, 2023, we had a maximum credit limit of $500.0 million, and an outstanding balance on the floor plan of $134.6 million. As of March 31, 2022, we had a maximum credit limit of $375.0 million, and the outstanding balance on the floor plan facility was $145.3 million. On our balance sheet, our liability under the floor plan facility is presented as part of accounts payable – floor plan.

Revolving credit facility

The outstanding balance under the revolving credit facility is presented as part of recourse notes payable- current on our consolidated balance sheets. Our borrowings and repayments under the revolving credit facility are included in “borrowings of non-recourse and recourse notes payable” and “repayments of non-recourse and recourse notes payable,” respectively, within cash flows from the financing activities in our consolidated statements of cash flows.

As of March 31, 2023, and March 31, 2022, we did not have any outstanding balance under the revolving credit facility. The maximum credit limit under this facility was $200.0 million as of March 31, 2023, compared to $100.0 million as of March 31, 2022.

PERFORMANCE GUARANTEES

In the normal course of business, we may provide certain customers with performance guarantees, which are generally backed by surety bonds. In general, we would only be liable for these guarantees in the event of default in the performance of our obligations. We are in compliance with the performance obligations under all service contracts for which there is a performance guarantee, and we believe that any liability incurred in connection with these guarantees would not have a material adverse effect on our consolidated statements of operations.

OFF-BALANCE SHEET ARRANGEMENTS

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2023, and 2022, we were not involved in any unconsolidated special purpose entity transactions.

ADEQUACY OF CAPITAL RESOURCES

The continued implementation of our business strategy will require a significant investment in both resources and managerial focus. In addition, we may selectively acquire other companies that have attractive customer relationships and skilled sales and/or engineering forces. We may also open facilities in new geographic areas, which may require a significant investment of cash. We may also acquire technology companies to expand and enhance our geographic footprint, or the platform of bundled solutions to provide additional functionality and value-added services. We may require additional capital due to increases in inventory to accommodate our customers’ IT installation schedules. We may continue to use our internally generated funds to finance investments in leased assets or investments in notes receivable due from our customers. These actions may result in increased working capital needs as the business expands. As a result, we may require additional financing to fund our strategy, implementation, potential future acquisitions, and working capital needs, which may include additional debt and equity financing. While the future is uncertain, we do not believe our WFCDF Credit Facility will be terminated by WFCDF or us. Additionally, while our lending partners in our financing segment have become more discerning in their approval processes, we currently have funding resources available for our transactions.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

Our future quarterly operating results and the market price of our common stock may fluctuate. In the event our revenues or earnings for any quarter are less than the level expected by securities analysts or the market in general, such shortfall could have an immediate and significant adverse impact on the market price of our common stock. Any such adverse impact could be greater if any such shortfall occurs near the time of any material decrease in any widely followed stock index or in the market price of the stock of one or more public equipment leasing and financing companies, IT resellers, software competitors, major customers, or vendors of ours.

Our quarterly results of operations are susceptible to fluctuations for a number of reasons, including, but not limited to currency fluctuations, reduction in IT spending, shortages of product from our vendors due to material shortages, any reduction of expected residual values related to the equipment under our leases, the timing and mix of specific transactions, the reduction of manufacturer incentive programs, and other factors. Quarterly operating results could also fluctuate as a result of our sale of equipment in our lease portfolio to a lessee or third-party at the expiration of a lease term or prior to such expiration, and the transfer of financial assets. Sales of equipment and transfers of financial assets may have the effect of increasing revenues and net income during the quarter in which the sale occurs and reducing revenues and net income otherwise expected in subsequent quarters.

We believe that comparisons of quarterly results of our operations are not necessarily meaningful and that results for one quarter should not be relied upon as an indication of future performance.

CONTRACTUAL OBLIGATIONS

Our material contractual obligations consist of payments on recourse and non-recourse notes payable and lease liabilities. Please refer to Note 5, “Lessee Accounting” and Note 9, “Notes Payable and Credit Facility” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K for additional information regarding the maturities of these obligations. Additionally, we have contractual obligations of $10.5 million over the next 4 years for certain hosted software and data center services.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements have been prepared in accordance with US GAAP. Our significant accounting policies are described in Note 1, “Organization and Summary of Significant Accounting Policies” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates, and actual results could differ materially from the amounts reported based on these policies.

REVENUE RECOGNITION — When we enter into contracts with customers, we are required to identify the performance obligations in the contract. We recognize most of our revenues from the sales of third-party products, third-party software, third-party maintenance, software support, and services, ePlus professional and managed services, and hosting ePlus proprietary software. Our recognition of revenue differs for each of these distinct types of performance obligations and identifying each performance obligation appropriately may require judgment.

When a contract contains multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We determine standalone selling prices using expected cost-plus margin. When we finance sales of third-party software and third-party maintenance, software support, and services, we reduce the transaction price by the financing component.

We recognize revenue from sales of third-party products and third-party software at the point in time that control passes to the customer, which is typically upon delivery of the product to the customer. We perform an analysis to estimate the amount of sales in-transit at the end of the period and adjust revenue and the related costs to reflect only what has been delivered to the customer. This analysis is based upon an analysis of current quarter and historical delivery dates.

We recognize revenue from sales of third-party maintenance, software support, and services when our customer and vendor accept the terms and conditions of the arrangement. On occasion, judgment is required to determine this point in time.

We provide ePlus professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, we recognize sales at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, we recognize sales over time in proportion to our progress toward complete satisfaction of the performance obligation. Using this method requires a determination of the appropriate input or output method to measure progress. We most often measure progress based on costs incurred in proportion to total estimated costs, commonly referred to as the “cost-to-cost” method. When using this method, significant judgment may be required to estimate the total costs to complete the performance obligation. We typically recognize sales of ePlus managed services on a straight-line basis over the period services are provided.

We recognize financing revenues from our investments in leases and notes receivable. We recognize interest income on our notes-receivable using the effective interest method.

We classify our leases as either sales-type leases or operating leases. For sales-type leases, upon lease commencement, we recognize the present value of the lease payments and the residual asset discounted using the rate implicit in the lease. When we are financing equipment provided by another dealer, we typically do not have any selling profit or loss arising from the lease. When we are the dealer of the equipment being leased, we typically recognize revenue in the amount of the lease receivable and cost of sales in the amount of the carrying value of the underlying asset minus the unguaranteed residual asset. We may need to use judgment to determine the fair value of the equipment. After the commencement date, we recognize interest income as part of net sales using the effective interest method. For operating leases, we recognize the underlying asset as an operating lease asset. We depreciate the asset on a straight-line basis to its estimated residual value over its estimated useful life. We recognize the lease payments over the lease term on a straight-line basis as part of net sales.

We account for the transfer of financial assets as sales or secured borrowings. When a transfer meets all the requirements for sale accounting, we derecognize the financial asset and record a net gain or loss that is included in net sales. We utilize qualified attorneys to provide a true-sale-at-law opinion to support the conclusion that transferred financial assets have been legally isolated.

RESIDUAL ASSETS — Our estimate for the residual asset in a lease is the amount we expect to derive from the underlying asset following the end of the lease term. Our estimates vary, both in amount and as a percentage of the original equipment cost, and depend upon several factors, including the equipment type, vendor’s discount, market conditions, lease term, equipment supply and demand, and new product announcements by vendors. We evaluate residual values for impairment on a quarterly basis. We do not recognize upward adjustments due to changes in estimates of residual values.

GOODWILL — We test goodwill for impairment on an annual basis, as of October 1, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit.

In a qualitative assessment, we assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. A significant amount of judgment is involved in determining if an event representing an indicator of impairment has occurred between annual test dates. Such indicators may include: a significant decline in expected future cash flows; a sustained, significant decline in stock price and market capitalization; a significant adverse change in legal factors or in the business climate; unanticipated competition; the testing for recoverability of a significant asset group within a reporting unit; and reductions in revenue or profitability growth rates.

In the quantitative impairment test, we compare the fair value of a reporting unit with its carrying amount, including goodwill. We estimate the fair value of each reporting unit using a combination of the income approach and market approaches.

The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to a present value using a discount rate. Cash flow projections are based on management’s estimates of economic and market conditions which drive key assumptions of revenue growth rates, operating margins, capital expenditures and working capital requirements. The discount rate in turn is based on the specific risk characteristics of each reporting unit, the weighted average cost of capital and its underlying forecast.

The market approach estimates fair value by applying performance metric multiples to the reporting unit’s prior and expected operating performance. The multiples are derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit.

The fair values determined by the market approach and income approach, as described above, are weighted to determine the fair value for each reporting unit. Although we have consistently used the same methods in developing the assumptions and estimates underlying the fair value calculations, such estimates are uncertain and may vary from actual results.

VENDOR CONSIDERATION — We receive payments and credits from vendors and distributors, including consideration pursuant to volume incentive programs, and shared marketing expense programs. Many of these programs extend over one or more quarters’ sales activities. Different programs have different vendor/program specific goals to achieve. We recognize the rebates pursuant to volume incentive programs, when the rebate is probable and reasonably estimable, based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in our progress towards earning the rebate. Should our actual performance be different from our estimates, we may be required to adjust our receivables.

ALLOWANCE FOR CREDIT LOSSES — We maintain an allowance for credit losses related to our accounts receivable and financing receivables. We record an expense in the amount necessary to adjust the allowance for credit losses to our current estimate of expected credit losses on financial assets. We estimate expected credit losses based on our internal rating of the customer’s credit quality, our historical credit losses, current economic conditions, and other relevant factors. Prior to providing credit, we assign an internal rating for each customer’s credit quality based on the customer’s financial status, rating agency reports and other financial information. We review our internal ratings for each customer at least annually or when there is an indicator of a change in credit quality, such as a delinquency or bankruptcy. We write off financing receivables when we deem them to be uncollectable. As of March 31, 2023, we estimated lower expected credit loss rates related to both our accounts receivable and financing receivables as compared to March 31, 2022.

INCOME TAXES — We make certain estimates and judgments in determining income tax expense for financial statement reporting purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which principally arise from differences in the timing of recognition of revenue and expense for tax and financial statement reporting purposes. We also must analyze income tax reserves, as well as determine the likelihood of recoverability of deferred tax assets and adjust any valuation allowances accordingly.

Considerations with respect to the recoverability of deferred tax assets include the period of expiration of the tax asset, planned use of the tax asset, and historical and projected taxable income as well as tax liabilities for the tax jurisdiction to which the tax asset relates. Valuation allowances are evaluated periodically and will be subject to change in each future reporting period as a result of changes in one or more of these factors. The calculation of our tax liabilities also involves considering uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain income tax positions based on our estimate of whether, and the extent to which, additional taxes will be required.

BUSINESS COMBINATIONS — We account for business combinations using the acquisition method. For each acquisition, we recognize most assets acquired, and liabilities assumed at their fair values at the acquisition date. Our valuations of certain assets acquired, including customer relationships and trade names, and certain liabilities assumed, involve significant judgment and estimation. Additionally, our determination of the purchase price may include an estimate for the fair value of contingent consideration. We utilize independent valuation specialists to assist us in determining the fair value of certain assets and liabilities. Our valuations utilize significant estimates, such as forecasted revenues and profits. Changes in our estimates could significantly impact the value of certain assets and liabilities.

RECENT ACCOUNTING PRONOUNCEMENTS

Please refer to Note 2, “Recent Accounting Pronouncements” in the Notes to the Consolidated Financial Statements included in Part II, Item 8 of this Form 10-K.